Mark Hounsell
General Counsel, Chief Compliance
Officer and Corporate Secretary

Tel: (514) 734-5779
Fax (514) 340-5530
mark.hounsell@cae.com

August 14, 2018

To:        Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland and Labrador
Ontario Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Autorité des marchés financiers
Saskatchewan Securities Commission

Re:        CAE Inc.
Report of Voting Results pursuant to Section 11.3 of National Instrument
51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the annual meeting of shareholders of CAE Inc. (the “Corporation”) held on August 14, 2018 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

	Items Voted Upon	Voting Results
1.	Election of Directors	• The ten (10) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto.
2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors
•    PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors pursuant to a vote conducted by ballot. 189,638,522 (90.63%) of the votes received on this matter were voted FOR the appointment and 19,604,175 (9.37%) of the votes were WITHHELD.

3.	Advisory (non-binding) resolution on Executive Compensation
•    The advisory (non-binding) resolution was approved pursuant to a vote conducted by ballot 191,401,583 (93.20%) of the votes received on this matter were voted FOR the appointment and 13,967,660 (6.80%) of the votes were cast AGAINST.

4.	Approval of the renewal of the Amended and Restated Shareholder Protection Rights Plan Agreement
•    The resolution was approved by a majority of shareholders on a ballot. 199,205,118 (97%) of the votes received on this matter were voted FOR the resolution and 6,164,036 (3%) of the votes were AGAINST.

The total votes received at the Meeting, being 209,242,746 represents 78.15% of the 267,756,455 issued and outstanding Common Shares of the Corporation as of the Record Date, as such terms are defined in the Corporation’s Notice of Annual Meeting of Shareholders and 2018 Management Proxy Circular.

Sincerely,

/s/ Mark Hounsell
Encl.
cc: U.S. Securities and Exchange Commission

SCHEDULE “A”

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes Withheld	Withheld (%)
Margaret S. Billson	204,946,225	99.79	423,065	0.21
Hon. Michael M. Fortier	204,509,061	99.58	860,229	0.42
Alan N. MacGibbon	203,420,878	99.05	1,948,412	0.95
Hon. John P. Manley	202,988,314	98.84	2,380,976	1.16
François Olivier	204,453,865	99.55	915,425	0.45
Marc Parent	204,861,985	99.75	507,305	0.25
Michael E. Roach	204,535,072	99.59	834,218	0.41
Gen. Norton A. Schwartz, U.S.A. (Ret.)	204,916,874	99.78	452,416	0.22
Andrew J. Stevens	202,848,060	98.77	2,521,230	1.23
Katharine B. Stevenson	202,110,912	98.41	3,258,378	1.59

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6